Exhibit 99.1

TUCKER, GA (October 15, 2013) — Oglethorpe Power Corporation is pleased to announce that its board of directors has unanimously appointed Michael L. Smith as its new President and Chief Executive Officer.  Since 2005, Mr. Smith has served as the President and Chief Executive Officer of Georgia Transmission Corporation and has over thirty years of energy industry experience in the areas of finance, risk control and operations. During Mr. Smith’s tenure as President and Chief Executive Officer, Georgia Transmission grew in assets from $1.4 billion to $2.0 billion and set records for improved reliability and service to its members. Mr. Smith’s position with Georgia Transmission, an electric cooperative which provides transmission services to Georgia distribution electric membership cooperatives, has also allowed him to develop meaningful relationships with the 38 members of Georgia Transmission and Oglethorpe.  Mr. Smith will assume the office of President and Chief Executive Officer effective November 6, 2013.

Benny Denham, Chairman of Oglethorpe’s board of directors stated, “The Oglethorpe board unanimously appointed Mike after an extensive national search. We were impressed with Mike’s work experience, industry knowledge and leadership capabilities and are confident in his ability to continue to move Oglethorpe forward in order to meet the energy needs of our members.”

Mr. Smith said, “I am honored to be selected as Oglethorpe’s next President and Chief Executive Officer and to follow in the legacy of Tom Smith.  I sincerely appreciate the strong organization that Tom developed and look forward to continue to serve Georgia’s electric membership cooperatives in this new capacity.  I look forward to the challenge and opportunity to provide our members with reliable and cost-effective electric service.”

Prior to joining Georgia Transmission as its Senior Vice President and Chief Financial Officer in 2003, Mr. Smith served as the Executive Director of the Committee of Chief Risk Officers, a non-profit trade association committed to compiling best risk management practices and standards for the energy industry that he co-founded in 2002.  Before that Mr. Smith held a variety of finance, managerial and risk management positions in the energy industry. Mr. Smith has a Bachelor’s degree in Business Law and an MBA in Finance from Louisiana State University.

About Oglethorpe Power

Oglethorpe is one of the nation’s largest power supply cooperatives with more than $8 billion in assets serving 38 Electric Membership Corporations which, collectively, provide electricity to more than 4.1 million Georgia citizens. A proponent of conscientious energy development and use, Oglethorpe balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, hydroelectric, coal, and nuclear generating plants with a combined capacity of approximately 7,060 MW, as well as purchased power. Oglethorpe was established in 1974 and is owned by its 38 member systems. It is headquartered in Tucker, Georgia.